Exhibit 99.1

FOR IMMEDIATE RELEASE

News

KEYCORP ELECTS DAVID K. WILSON TO BOARD OF DIRECTORS

CLEVELAND, July 9, 2014 - KeyCorp (NYSE: KEY) announced today that David K. Wilson has been elected to KeyCorp’s Board of Directors.

Prior to retiring in 2013, Wilson held various posts within the Office of the Comptroller of the Currency (OCC) over a total of 32 years. Wilson served as the lead Examiner-In-Charge of two large, global banks and also held a number of policy-focused roles during his time at the agency, including Senior National Bank Examiner and co-chair of the OCC’s national risk committee. In 2010, Wilson was appointed Deputy Comptroller for Credit and Market Risk and also served as Senior Deputy Comptroller and Chief National Bank Examiner in 2011. He originally joined the OCC in 1976.

He also spent time in the banking industry from 1992 to 1995, serving as a Senior Vice President at First Interstate Bancorp and then becoming Executive Vice President and Senior Credit Review Officer, where he managed all credit review activities in the corporation. Wilson is a summa cum laude graduate of the University of Missouri where he earned his Bachelor of Science degree in Banking and Finance in 1976.

“Dave is a highly respected industry veteran who brings more than 30 years of experience to Key’s Board of Directors,” said Beth Mooney, chairman and CEO of KeyCorp. “Dave’s unique insight and expertise will complement our diverse board as we work on behalf of Key’s clients, shareholders, and communities.”

Wilson becomes KeyCorp’s thirteenth member of the Board of Directors.

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KeyCorp was organized more than 160 years ago and is headquartered in Cleveland, Ohio. One of the nation’s largest bank-based financial services companies, Key has assets of approximately $91 billion.

Key provides deposit, lending, cash management and investment services to individuals, small and medium-sized businesses under the name of KeyBank National Association. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank is Member FDIC.

Note to Editors: For up-to-date company information, media contacts, and facts and figures about Key’s lines of business, visit our Media Newsroom at Key.com/newsroom.

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For more information contact:

Investor Relations: Vernon Patterson, 216.689.0520, vernon_patterson@keybank.com

Investor Relations: Kelly Dillon, 216.689.3133, kelly_l_dillon@keybank.com

Media: Jack Sparks, 720.904.4554, jack_sparks@keybank.com